Exhibit 10b(xxi)

YANG CHIN CHEN
President

Grainger Industrial Supply

December 14, 2007

Donald G. MacPherson
171 Wentworth
Glencoe, IL  60022

Dear D.G.:

I am pleased to extend an offer of employment to you as W.W. Grainger, Inc.’s Senior Vice President, Supply Chain.  I look forward to working with you, and know that your leadership and enthusiasm will make a difference at Grainger.  This position reports directly to me.  The following outlines the key provisions of our employment offer.

Your base salary in the amount of $25,834 will be paid monthly at the end of each month.  On an annualized basis, this is $310,008.  Base salaries are generally reviewed each year in April.  You will be considered for a salary review in April of 2009.

You will also receive a hiring incentive in the amount of $75,000, less applicable tax withholding. This payment will be made one year from your hire date.  Additionally, you will receive a second hiring incentive in the amount of $75,000, less applicable tax withholding, two years from your hire date.

In addition to your base salary, you will be eligible to participate in our Company Management Incentive Program (MIP) which has a current target award opportunity of 50% of your annualized base salary as of December 31.  Payments under this program are based upon two measures:  Return On Invested Capital (ROIC) & Sales Growth.  Your eligibility begins in 2008, which is payable in March of each following year.

You will be nominated to participate in the W.W. Grainger, Inc. Long Term Incentive Program.  You will qualify for the award which will be issued in April.  The program has three components:  Stock Options, Restricted Stock Units and Performance Shares.  Each component represents 40%, 30%, and 30% of the market competitive annual package, respectively.  Awards under the program are subject to the provisions of the Plan and are designed to align the interests of key managers with those of the shareholders.  For 2008, you will be awarded Stock Options (40%) and Restricted Stock Units (60%), and for 2009, your awards will also include Performance Shares as described above.

You will receive a Restricted Stock Unit Grant of 20,000 shares subject to the approval of the Compensation Committee of the Board.  The terms of this agreement will be provided to you upon the issuance of the grant.  The vesting restrictions on the shares are as follows:

a.	20,000 shares will fully vest seven years from the grant date.

W.W. GRAINGER, INC. - 100 GRAINGER PARKWAY - LAKE FOREST, IL 60045-5201
847/535-2037 - FAX 847/535-1387- http://www.grainger.com

Mr. MacPherson
December 14
Page 2.

b.
As an officer, you will be required to hold shares in W.W. Grainger, Inc. Common Stock equal to three times your annual base salary.  The restricted stock units, along with restricted stock units you may receive as part of your annual awards, will apply to this stock ownership guideline.  You will have three years from the date of employment to meet this guideline.

You will be eligible to participate in the Executive Death Benefit Plan which provides the following benefit:

a.	A pre-retirement monthly survivor income benefit upon your death (equal to 50% of your base salary plus 50% of your MIP Target) payable to your named beneficiary for a period of 10 years.

b.	A post-retirement benefit payable upon your death that is (equal to) 100% of annual cash compensation (including any incentive payments under MIP) in your final full year of service.

c.	The Executive Death Benefit Plan describes and governs the provisions of the Plan. A copy of the Plan will be provided to you.

Additionally, as an officer you will be eligible to receive an Automobile Allowance each year.  This allowance will be in the amount of $20,000. You will also be eligible to be reimbursed up to $10,000 for bona fide financial counseling, estate planning and tax preparation services you incur each year.  These payments are fully taxable to you as ordinary income.

The Profit Sharing Plan (PST) is the hallmark of our benefits program because it provides a value considerably greater than equivalent plans offered at other companies.  Based upon Company profits, a contribution will be made to your PST account each year.  As a reference, since this Profit Sharing Plan was started in 1941, the average contribution has ranged from 10 to 20 percent for participants who had 5 years of service or more.

As a Grainger employee, you are also eligible for our benefit plans in accordance with the provisions of each specific plan (see attached).  Additionally, you are eligible for a Supplemental Vacation Benefit of two weeks (total four weeks vacation).  If you have any questions regarding benefits, Ellen Hirsch would be happy to talk with you.

This offer is contingent upon successful completion of a drug test and background check.  Enclosed please find the forms you will need for completion of the drug test.  Other forms included need to be completed and returned in the enclosed Federal Express envelope.

W.W. GRAINGER, INC. - 100 GRAINGER PARKWAY - LAKE FOREST, IL 60045-5201
847/535-2037 - FAX 847/535-1387- http://www.grainger.com

Mr. MacPherson
December 14
Page 3.

D.G., we are extremely pleased to extend this offer to you.  I am sure that you will find working for Grainger a rewarding and exciting experience.  I look forward to you joining our team on or around February 4, 2008.

Regards,

Y.C. Chen
President, GIS

copy:    Ellen Hirsch
Kim Cysewski
Lary Pilon
Scott Witz

attachments

W.W. GRAINGER, INC. - 100 GRAINGER PARKWAY - LAKE FOREST, IL 60045-5201
847/535-2037 - FAX 847/535-1387- http://www.grainger.com